Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-08071, 333-61734, 333-107824, 333-124725, 333-146531, 333-167720, 333-182320, 333-196904, 333-233230, 333-239758 and 333-257753 on Form S-8 and Registration Statement No. 333-260414 on Form S-3 of our reports dated April 25, 2022, relating to the financial statements and financial statement schedule of Rite Aid Corporation and subsidiaries, and the effectiveness of Rite Aid Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rite Aid Corporation for the year ended February 26, 2022.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
April 25, 2022